Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-168225) of our report dated February 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to guarantor subsidiaries described in Note 17 which is as of July 20, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Rosetta Resources Inc.’s Current Report on Form 8-K dated July 20, 2010. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 18, 2010